As filed with the Securities and Exchange Commission on June 21, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUTRON CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1006352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21300 Ridgetop Circle, Sterling, Virginia	20166
(Address of principal executive offices)	(Zip Code)

SUTRON CORPORATION AMENDED AND RESTATED 1996 STOCK OPTION PLAN

SUTRON CORPORATION AMENDED AND RESTATED 1997 STOCK OPTION PLAN

SUTRON CORPORATION AMENDED AND RESTATED 2002 STOCK OPTION PLAN

(Full title of the plans)

RAUL MCQUIVEY

PRESIDENT AND CHIEF EXECUTIVE OFFICER

SUTRON CORPORATION

21300 RIDGETOP CIRCLE

STERLING, VIRGINIA 20166

(Name and address of agent for service)

703-406-2800

(Telephone number, including area code, of agent for service)

Copy of all communications to:

CHRISTOPHER ROBERTS, ESQ.

SCOTT MUSELES, ESQ.

SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.

11921 ROCKVLLE MD 20850

301-230-5200

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE		PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock	179,000	$1.125		$204,750	$23.70	(2)
Common Stock	1,000	$0.400		$400	$.05	(2)
Common Stock	76,000	$0.680		$51,680	$6.08	(2)
Common Stock	11,000	$0.650		$7,150	$0.84	(2)
Common Stock	94,000	$0.680		$63,920	$7.52	(2)
Common Stock	335,000	$0.550		$184,250	$21.69	(2)
Common Stock	10,000	$0.750		$7,500	$0.88	(2)
Common Stock	10,000	$2.800		$28,000	$0.50	(2)
Common Stock	254,000	$5.700	(3)	$1,430,700	$170.41	(3)
TOTAL					$231.67

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the Sutron Corporation Amended and Restated 1996 Stock Option Plan, the Sutron Corporation Amended and Restated 1997 Stock Option Plan or the Sutron Corporation Amended and Restated 2002 Stock Option Plan (the “Plans”).
(2)	Computed pursuant to Rule 457(h) of the Securities Act for the purpose of calculating the registration fee, on the basis of the price at which outstanding options may be exercised.
(3)	Calculated pursuant to Rule 457(c) and (h), based upon the average of the reported high and low sales prices for the Common Stock as reported on the Over The Counter Bulletin Board for June 14, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

Omitted pursuant to Rule 428 under the Securities Act of 1933, as amended and the introductory note to Part I of Form S-8

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Omitted pursuant to Rule 428 under the Securities Act of 1933, as amended and the introductory note to Part I of Form S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Sutron Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference and are deemed to be a part of this registration statement:

(a) Our Quarterly Report on Form 10-QSB for the quarters ended March 31, 2005;

(b) Our Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2004;

(c) Our Current Reports on Form 8-K, filed on January 31, 2005, March 15, 2005, May 5, 2005 and May 19, 2005;

(d) Our definitive proxy statement, as amended, filed on May 19, 2005; and

(e) The description of the Company’s Common Stock under the caption “Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A (File No. 0-12227) that we filed with the Commission on June 4, 1984.

All documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all of the shares of Common Stock offered hereby have been sold or which deregisters all such shares then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that it is modified or superseded by a statement contained in a subsequently filed document which also is incorporated by reference into this registration statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Twelfth of the Company’s Articles of Incorporation, as amended by Articles of Amendment filed on June 12, 1995, provides in substance that, (a) to the full extent that the Virginia Stock Corporation Act permits the limitation or elimination of the liability of Directors and officers, no Director or officer of the corporation shall be liable to the corporation or its shareholders for monetary damages arising out of any transaction; (b) to the full extent permitted by the Virginia Stock Corporation Act, the Company shall indemnify any person who is or was a party to any proceeding by reason of the fact that he is or was a Director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee or in a similar capacity of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding.

Article Twelfth also provides that the Board of Directors is empowered, by a majority vote of a quorum of the disinterested Directors, to enter into a contract to indemnify and Director or officer in respect of any proceeding arising from any act or omission, whether occurring before or after the execution of such contract.

Article Twelfth also provides that, to the full extent permitted by the Virginia Stock Corporation Act, the Company shall pay for or reimburse the expenses (including attorneys’ fees) incurred by a Director or officer who is a party to a proceeding, for which expenses said director or officer is or may be entitled to indemnification under the Articles of Incorporation, in advance of final disposition of the proceeding.

Article Twelfth further provides that neither the amendment nor repeal of Article Twelfth, nor the adoption or amendment of any provision of the Company’s Articles of Incorporation or By-Laws inconsistent with Article Twelfth, shall have any effect on or diminish the rights provided in Article Twelfth with respect to any act or omission occurring prior to such amendment or repeal. The Company is obligated to promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity or payment for or reimbursement of expenses under Article Twelfth.

Under Article Twelfth, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Article Twelfth shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. It the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee and the nominees shall select such special legal counsel.

Article Twelfth also provides that every reference to Directors, officers, trustees, partners, employees, agents or consultants shall include former Directors, officers, trustees, partners, employees, agents or consultants and their respective heirs, executors and administrators. The indemnification set forth in the Articles of Incorporation is not exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Company or others, with respect to claims, issues or matters in relation to which the company would not have the power to indemnify such person under the provisions of Article Twelfth. Such rights shall not prevent or restrict the power of the Company to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the

Directors of the Company shall be a party or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to Article Twelfth or applicable laws of the Commonwealth of Virginia.

The Company’s By-Laws also include indemnification provisions. Specifically, Article XIII provides that any person made a party to any action, suit or proceeding, by reason of the fact that he, his testator or intestate representative is or was a Director, officer or employee of the Company, or of any corporation in which he served as such at the request of the Company, shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, suit or proceedings, or in connection with any appeal therein, to the fullest extent provided by law. In addition, Article XIII states that the foregoing right of indemnification shall not be deemed exclusive of any other rights of which any officer or Director or employee may be entitled apart from the provisions of Article XIII. Finally, Article XIII provides that the amount of indemnity to which any officer, Director or employee may be entitled shall be fixed by the Board of Directors.

The Company’s Articles of Incorporation and By-Laws also authorize the Board of Directors to purchase directors’ and officers’ liability insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Exhibit
4.1	Articles of Incorporation of Sutron Corporation, including Articles of Amendment and Articles of Reduction of Stated Capital of Sutron Corporation (Exhibits 3(A) and 3(B) to the Company’s Registration Statement on Form S-18 (File No. 2-86573-W) are hereby incorporated by reference)

4.2	By-laws of Sutron Corporation (Exhibit 3(C) to the Company’s Registration Statement on Form S-18, as amended (File No. 2-86573) is hereby incorporated by reference)

5	Opinion of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. as to the legality of the shares being registered

Exhibit Number	Exhibit
23.1	Consent of Thompson, Greenspon & Co.

23.2	Consent of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. (contained in Exhibit 5)

24	Power of Attorney (included on signature page)

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment to the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, Virginia, on June 17, 2005.

SUTRON CORPORATION

By:	/s/ Raul McQuivey
Raul McQuivey
President and Chief Executive Officer

Each person whose signature appears below hereby appoints Daniel W. Farrell and Sidney C. Hooper and all of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as full and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Raul S. McQuivey	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 17, 2005
Raul S. McQuivey

/s/ Sidney C. Hooper	Treasurer, (Chief Financial and Accounting Officer)	June 17, 2005
Sidney C. Hooper

/s/ Daniel W. Farrell	Vice President, Director	June 17, 2005
Daniel W. Farrell

/s/ Thomas R. Porter	Director	June 18, 2005
Thomas R. Porter

/s/	Director	June , 2005
Robert F. Roberts, Jr.

/s/ Andrew D. Lipman	Director	June 17, 2005
Andrew D. Lipman

EXHIBIT INDEX

Exhibit	Description
4.1	Articles of Incorporation of Sutron Corporation, including Articles of Amendment and Articles of Reduction of Stated Capital of Sutron Corporation (Exhibits 3(A) and 3(B) to the Company’s Registration Statement on Form S-18 (File No. 2-86573-W) are hereby incorporated by reference)

4.2	By-laws of Sutron Corporation (Exhibit 3(C) to the Company’s Registration Statement on Form S-18, as amended (File No. 2-86573) is hereby incorporated by reference)

5	Opinion of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. as to the legality of the shares being registered

23.1	Consent of Thompson, Greenspon & Co.

23.2	Consent of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. (contained in Exhibit 5)

24	Power of Attorney (included on signature page)